Exhibit 99.1

P O Box 3395
West Palm Beach,
FL 33402-3395

IMMEDIATE RELEASE

George M. Bachman
CFO, Treasurer and
Corporate Secretary
561.838.1731

Florida Public Utilities Announces Results for the Second Quarter of 2007

West Palm Beach, FL, August 10.  Florida Public Utilities (AMEX: FPU) reported net income for the second quarter ended June 30, 2007 of $410,000 or $.07 per share, compared with $738,000 or $.12 per share for the same period last year. Net income for the six months ended June 30, 2007 was $2,208,000 or $.36 per share, compared to the same period last year of $2,959,000 or $.49 per share.

Earnings for 2007 are down significantly for the quarter and for the year to date compared to 2006 primarily because of milder weather.  We also believe that conservation measures taken by our customers as a result of higher electric rates contributed to the decrease in electric sales.  In addition, over the past few years the housing market and construction industry in Florida has slowed down and caused our growth rate to be less than originally anticipated. Growth in customers helps increase revenue and usually offsets many of the expense increases.

Operating expenses were higher by $739,000 in the second quarter of 2007 compared to the same period in 2006. We experienced appreciably higher than usual general liability claims this year as cases relating to our gas business settled in 2007.  These claims increased 2007 expenses approximately $300,000, decreasing earnings per share approximately $.03 per share both for the second quarter ending and six months ending June 30, 2007 compared to the prior year. Management expects claims to return to normal levels for the remainder of 2007. Another item lowering our earnings was a revision in our estimate for 2005 natural gas over earnings, which decreased our net income for 2007 by $53,000.

We expect an increase in revenues in late 2007 as a result of our upcoming electric rate proceeding, which is expected to be filed with the Florida Public Service Commission (FPSC) in the third quarter of 2007. We are requesting recovery for many of the increases in our electric expenses as well as for additional costs to implement new requirements from the FPSC to strengthen power delivery systems in order to minimize damage caused by hurricanes.
Statements in this press release regarding Florida Public Utilities Company’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the disclosures in the Company’s filings with the Securities and Exchange Commission.

Florida Public Utilities is primarily in the business of providing natural gas, electric and propane gas distribution services throughout Florida.

Key operating results for the second quarter and year to date 2007 and 2006 are summarized below:

Florida Public Utilities
(Dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Total Revenues	$32,468	$29,975	$71,080	$73,385

Net Income	$410	$738	$2,208	$2,959

Earnings for Common Stock	$403	$731	$2,194	$2,945

Earnings per Common Share – basic & diluted	$.07	$.12	$.36	$.49
Average Shares Outstanding	6,030,928	5,985,162	6,027,833	5,982,599